Exhibit 10.2

LIMITED LIABILITY PARTNERSHIP

ALPINVEST PARTNERS

THE BLACKSTONE GROUP

THE CARLYLE GROUP

HELLMAN & FRIEDMAN

KOHLBERG KRAVIS ROBERTS & CO.

THOMAS H. LEE PARTNERS

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.A.R.L.

CENTERVIEW PARTNERS HOLDINGS LLC

INVESTMENT AGREEMENT

REGARDING

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.A.R.L.

(INDIRECT PARENT OF VNU GROUP B.V.)

6 NOVEMBER 2006

Clifford Chance LLP

Droogbak 1A

1013 GE Amsterdam

The Netherlands

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”), is made as of November 6, 2006 among:

(1)	Each of the AlpInvest Funds (as listed in Schedule 1, together “AlpInvest”);

(2)	Each of the Blackstone Funds (as listed in Schedule 1, together “Blackstone”);

(3)	Each of the Carlyle Funds (as listed in Schedule 1, together “Carlyle”);

(4)	Each of the Hellman & Friedman Funds (as listed in Schedule 1, together “Hellman & Friedman”);

(5)	Each of the KKR Funds (as listed in Schedule 1, together “KKR”);

(6)	Each of the Thomas H. Lee Partners Funds (as listed in Schedule 1, together “Thomas H. Lee Partners”);

(7)	VALCON ACQUISITION HOLDING (LUXEMBOURG) S.A.R.L., a private limited company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 59, rue de Rollingergrund, L-2440 Luxembourg, Luxembourg (“Luxco”); and

(8)	CENTERVIEW PARTNERS HOLDINGS L.L.C., a limited liability company incorporated under the laws of the State of Delaware, United States of America, and having its principal place of business at 640 Fifth Avenue, New York, NY 10019, United States of America (“Centerview”).

Each of the AlpInvest Funds, the Blackstone Funds, the Carlyle Funds, the Hellman & Friedman Funds, the KKR Funds and the Thomas H. Lee Partners Funds, and their respective permitted successors and assigns, are collectively referred to herein as the “Sponsors”. The Sponsors and Centerview (and any Permitted Transferee and any Permitted Assignee, as defined in this Agreement) are collectively referred to herein as the “Investors”. The Investors and Luxco, together with any person in the future acceding to this Agreement as set forth below, are collectively referred to herein as the “Parties”.

WHEREAS:

(A)	Luxco indirectly controls VNU Group B.V., a private company with limited liability organized under the laws of the Netherlands (“VNU”).

(B)	On the terms and subject to the conditions set out in this Agreement, the Sponsors wish to arrange for the issue or sale to Centerview, and Centerview wishes to acquire, new or existing securities issued by Luxco for an aggregate price of USD 50 million (the “Aggregate Purchase Price”).

(C)	The per unit price at which Centerview will acquire securities issued by Luxco will be denominated in US dollars and will, if the investment envisaged in this Agreement takes place before January 31, 2007, be equivalent to the per unit price paid for the relevant securities by the Sponsors, using the weighted average of the USD/EUR exchange rates that applied to the Sponsors’ investments in Luxco on the date those investments were made. If the investment envisaged in this Agreement takes place on or after January 31, 2007, that price will be increased to reflect the higher of the fair market value of the securities concerned or an annualised return of 20% on the Sponsors’ investment, as set out in more detail in the body of this Agreement.

(D)	The Investors wish to provide for certain matters relating to their ownership of interests in Luxco and its direct and indirect subsidiaries including VNU and its direct and indirect subsidiaries (collectively, the “Group”) and the governance of the Group.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

Aggregate Purchase Price	shall have the meaning specified in the recitals to this Agreement.

Affiliate or Affiliated Fund	shall mean (a) with respect to any Investor, any other Person Controlled directly or indirectly by such Investor, Controlling directly or indirectly such Investor or directly or indirectly under the same Control as such Investor, or, in each case, a successor entity to such Investor, provided, however, that (i) Affiliate or Affiliated Fund shall not include any portfolio companies of the relevant Investor or its Affiliates and (ii) with respect to each of the AlpInvest Funds, Affiliate or Affiliated Fund shall not include Stichting Pensioenfonds ABP, Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen or any of their respective Affiliates; and provided further, for the avoidance of doubt, that all of the funds mentioned underneath a single heading as a group of funds in the first column of Schedule 1 shall in any event be considered Affiliates and Affiliated Funds of each other; and (b) with respect to any Person who is not an Investor, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person.

Affiliated	shall have a meaning correlative to the foregoing.

Agreement	shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

AlpInvest and AlpInvest Funds	shall have the meaning specified in the preamble to this Agreement.

Authorized Recipients	shall have the meaning specified in Article 6.4.1(a).

Blackstone and Blackstone Funds	shall have the meaning specified in the preamble to this Agreement.

Boards	shall have the meaning specified in Article 4.3.1.

Business Day	shall mean a day on which banks are open for business in Amsterdam, London, New York and Luxembourg (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of these cities).

Carlyle and Carlyle Funds	shall have the meaning specified in the preamble to this Agreement.

Centerview	shall have the meaning specified in the preamble to this Agreement.

Centerview SPV	shall have the meaning specified in Article 5.2.4.

Centerview Private Equity Fund	shall have the meaning specified in Article 5.2.4.

Centerview Units	shall have the meaning specified in Article 2.1.

Closing	shall have the meaning specified in Article 2.2.2.

Closing Notice	shall have the meaning specified in Article 2.2.1.

Competing Action	shall have the meaning specified in Article 6.1.

Competing Enterprise	shall have the meaning specified in Article 6.1.

Confidential Information	shall have the meaning specified in Article 6.4.

Control	shall mean with respect to a Person (other than an individual) (i) direct or indirect ownership of more than 50% of the voting rights of such Person, or (ii) the right to appoint the majority of the members of the board of directors (or similar governing body) or to manage on a discretionary basis the assets of such Person and, for avoidance of doubt, a general partner is deemed to control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be controlled by such Person (and the terms Controlling and Controlled shall have meanings correlative to the foregoing).

Corporate Opportunity	shall have the meaning specified in Article 6.1.

CPECs	shall mean each class or series of convertible preferred equity certificates of Luxco, having the terms set forth in Schedule 7.

Dutch Holdco	shall have the meaning specified in Article 4.3.4.

Existing Confidentiality Agreement	shall have the meaning specified in Article 6.4.2.

Group	shall have the meaning specified in the recitals to this Agreement.

Hellman & Friedman and Hellman & Friedman Funds	shall have the meaning specified in the preamble to this Agreement.

Information	shall mean the books and records of any member of the Group and information relating to such member of the Group, its properties, operations, financial condition and affairs.

Investor	shall have the meaning specified in the preamble to this Agreement.

KKR and KKR Funds	shall have the meaning specified in the preamble to this Agreement.

Luxco	shall have the meaning specified in the preamble to this Agreement.

Named Competitor	shall have the meaning specified in Article 6.2.

Option	shall have the meaning specified in Article 5.3.

Permitted Assignee	shall have the meaning specified in Article 2.2.1.

Permitted Transferee	shall have the meaning specified in Article 5.2.

Person	shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

Primary Option	shall have the meaning specified in Article 2.1.1.

Qualified Majority	shall mean Sponsors together being able to exercise at least two thirds of the votes attached to the Shares held by all Sponsors together at that time.

Secondary Option	shall have the meaning specified in Article 2.1.2.

Shareholders Agreement	means the Shareholders Agreement to be entered into among the Sponsors, Luxco and certain wholly-owned subsidiaries of Luxco, substantially in the form of Schedule 4.

Shares	shall mean the Shares, par value €25 per share (as defined in the Luxco Articles of Association), of Luxco.

Sponsors	shall have the meaning specified in the preamble to this Agreement.

Thomas H. Lee Partners and Thomas H. Lee Partners Funds	shall have the meaning specified in the preamble to this Agreement.

Transfer	shall mean a transfer, sale, assignment, pledge, hypothecation or other disposition by a Person of a legal or beneficial interest in another Person, whether directly or indirectly, including pursuant to the creation of a derivative security (other than phantom stock or similar incentive plans for employees), the grant of an option or other right, the imposition of a restriction on disposition or voting or by operation of law.

Unit Price	shall mean (i) if Closing occurs before 31 January 2007, USD 98.9635 per Share, USD 31.9404 per YFCPEC and USD 31.9404 per CPEC, respectively, which represents the same price per type of Unit as paid by the Sponsors for their initial investment in Luxco, using the weighted average of the USD/EUR exchange rates that applied to the Sponsors' investments in Luxco on the date those investments were made, or (ii) if the Closing occurs on or after 31 January 2007, the greater of (x) the fair market value of each type of Unit as determined in good faith by the board of Luxco after reasonable consultation with Centerview, and (y) a price for each type of unit that would in the aggregate imply a 20% annualized rate of return on the prices set out in part (i) of this definition over the period from 30 June 2006 up to and including the Closing.

Units	shall mean, individually and collectively, the Shares, the YFCPECs and the CPECs.

VNU	Shall have the meaning specified in the recitals to this Agreement.

VNU Supervisory Board	shall mean the supervisory board (raad van commissarissen) of VNU.

VNU Supervisory Board Rules	shall mean the supervisory board rules (commissarissen reglement) adopted by the VNU Supervisory Board in accordance with the VNU Articles from time to time.

Voting Rights	shall have the meaning specified in Article 4.2.

YFCPECs	shall mean each class and series of yield free convertible preferred equity certificates of Luxco having the terms set forth in Schedule 8.

1.2 Interpretation

(a)	Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)	The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)	A reference to any Party or any party to any other agreement or document shall include such Party or party's successors and permitted assigns.

(e)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

2.	SALE OR ISSUE OF UNITS

2.1	Options; Number of Units to be Acquired by Centerview

Subject to the terms and conditions of this Agreement, the Parties hereby agree at the option of Luxco either:

2.1.1	to authorise and procure the issue by Luxco (the “Primary Option”); or

2.1.2	to procure the sale and transfer by the Sponsors, pro rata to their existing holdings (the “Secondary Option”)

of the following numbers of Units (collectively the “Centerview Units”):

2.1.3	a number of Shares equal to USD 500,000 divided by the Unit Price per Share, comprised of equal numbers of Class A Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares;

2.1.4	a number of CPECs equal to USD 8,068,740 divided by the Unit Price per CPEC; and

2.1.5	A number of YFCPECs equal to USD 41,431,260 divided by the Unit Price per YFCPEC;

provided that, (i) if the result of any such calculation with respect to Shares is a number that is not a whole multiple of five (5), then that number shall be rounded up to the next highest whole multiple of five (5), and (ii) if the result of any such calculation with respect to CPECs or YFCPECs is not a whole number, then that number shall be rounded up to the next highest whole number, and in either case the Aggregate Purchase Price shall be increased by an amount equal to the corresponding portion of the Unit Price for the relevant type of Unit. Schedule 2 sets out the number of Shares, CPECs and YFCPECs comprising the Centerview Units if Closing occurs before January 31, 2007.

2.2	Closing

2.2.1

Centerview shall give written notice (the “Closing Notice”) to Luxco as soon as the conditions set forth in Articles 2.2.3 and 2.2.4 shall all be satisfied. If it has not done so prior to that time, Luxco shall then indicate by written notice to Centerview whether it elects the Primary Option or the Secondary Option, provided that if no such notice is received on the third Business Day following the date of the Closing Notice, Luxco shall be deemed to have elected the

Primary Option, and provided further that if Luxco shall have elected or be deemed to elect the Primary Option, but Luxco or the Sponsors do not comply fully with their obligations under paragraphs (i) and (iii) of Article 2.2.5(a) at Closing, the Parties shall implement the Secondary Option in accordance with this Agreement instead. Centerview shall have the right, up to and including the time at which the relevant Closing Notice is given, to assign to a Permitted Transferee (the “Permitted Assignee”) Centerview’s rights to acquire Centerview Units under this Agreement, provided that no such assignment shall relieve Centerview of any of its obligations under this Agreement and provided further that the Permitted Assignee shall agree to become bound to the terms of this Agreement as well, jointly and severally with Centerview. In the event that Centerview makes use of this right of assignment, the identity, legal form, jurisdiction of incorporation and address of the Permitted Transferee shall be specified in the Closing Notice and evidence reasonably satisfactory to the Sponsors of the Permitted Transferee having accepted to be bound by the terms of hereof (including, without limitation, Article 5.2) shall be enclosed with such notice.

2.2.2	The issue (in the case of the Primary Option) or sale and transfer (in the case of the Secondary Option) of the Centerview Units (“Closing”) shall take place at the offices of Clifford Chance LLP in Luxembourg, on the fifth Business Day following the date of the Closing Notice.

2.2.3	The obligations of Luxco to issue the Centerview Units to Centerview (in the case of the Primary Option) or the obligations of the Sponsors to transfer the Centerview Units to Centerview (in the case of the Secondary Option) shall be subject to the satisfaction or waiver of the following conditions precedent:

(a)	no law, statute, rule, order, injunction or other legal impediment shall have been enacted, ordered or issued that would have the effect of making the transactions contemplated hereby unlawful or otherwise restraining such transactions, and all consents, approvals and clearances of all governmental entities necessary or desirable for the transactions contemplated hereby shall have been obtained;

(b)	the representations of Centerview contained herein shall be true and correct in all material respects and the covenants of Centerview contained herein shall have been complied with in all material respects; and

(c)	Centerview or its Permitted Assignee shall be ready and willing to effect the Closing, including having the necessary funds to pay the Aggregate Purchase Price;

2.2.4	The obligations of Centerview to acquire the Centerview Units from Luxco (in the case of the Primary Option) or the Sponsors (in the case of the Secondary Option) shall be subject to the satisfaction or waiver of the following conditions precedent:

(a)	no law, statute, rule, order, injunction or other legal impediment shall have been enacted, ordered or issued that would have the effect of making the transactions contemplated hereby unlawful or otherwise restraining such transactions, and all consents, approvals and clearances of all governmental entities necessary or desirable for the transactions contemplated hereby shall have been obtained;

(b)	the representations of Luxco and the Sponsors contained herein shall be true and correct in all material respects and the covenants of Luxco and the Sponsors contained herein shall have been complied with in all material respects.

2.2.5	At Closing:

(a)	in the case of the Primary Option:

(i)	the Sponsors shall:

(1)	procure that all formalities required to be observed under Luxembourg and other applicable law in order to authorise and permit the issue of the Centerview Units shall have been observed (including any required increase of the authorised capital of Luxco and the authorisation by the general meeting of shareholders of Luxco of the issue of Shares contemplated as part of the Primary Option to Centerview or the Permitted Assignee, as the case may be);

(2)	waive any pre-emptive rights they may have under the Shareholders Agreement or applicable law with respect to the Centerview Units; and

(3)	do all such other acts and things as may in the reasonable opinion of Centerview be required to fully effect the issue of the Centerview Units to Centerview or its Permitted Assignee;

(ii)	Centerview shall cause the transfer of the Aggregate Purchase Price (as it may be adjusted in accordance with Article 2.1) in immediately available funds by wire transfer for same day value into one or more bank accounts to be specified by Luxco in a written notice sent to Centerview at least 2 Business Days before the date of Closing; and

(iii)	Luxco and Centerview (and the Permitted Assignee, if applicable) shall execute issue documentation under Luxembourg law and do all such other acts and things as may in the reasonable opinion of any of them be required to fully effect the issue of the Centerview Units to Centerview or its Permitted Assignee, including the convening and holding of meetings of the board and of the shareholders of Luxco; or

(b)	in the case of the Secondary Option:

(i)	the Sponsors shall procure that all formalities required to be observed under Luxembourg and other applicable law in order to permit the sale and transfer of the Centerview Units shall have been observed and shall vote their Shares to approve the transactions contemplated by this Agreement;

(ii)	Centerview shall cause the transfer of the Aggregate Purchase Price in immediately available funds by wire transfer for same day value into one or more bank accounts to be specified by the Sponsors in a written notice sent to Centerview at least 2 Business Days before the date of Closing; and

(iii)	the Sponsors, Luxco and Centerview (and the Permitted Assignee, if applicable) shall execute transfer documentation under Luxembourg law and do all such other acts and things as may in the reasonable opinion of any of them be required to fully effect the transfer of the Centerview Units to Centerview, including the convening and holding of meetings of the board and of the shareholders of Luxco; and

(c)	in each case Luxco shall take appropriate action to register the issue or transfer (as the case may be) of the Centerview Units in the relevant registers of Units maintained by Luxco, and will provide Centerview with certified extracts from those registers reflecting such issue or transfer.

2.3	Reasonable Efforts; Termination

The Parties shall use their respective reasonable efforts to ensure that Closing takes place as soon as practicable after the date of this Agreement. Without prejudice to the generality of the previous sentence, Centerview shall use its reasonable efforts to obtain funding to make the investment contemplated by this Agreement as soon as practicable after the date of this Agreement. If the closing conditions set forth in Articles 2.2.3 and 2.2.4 have not been satisfied or waived by the fifth Business Day prior to March 31, 2007, this Agreement will terminate automatically and be of no further force or effect, provided that the provisions of Articles 7.1, 7.5, 7.6, 7.7, 7.8 and 7.10 through 7.16 shall survive such termination and provided further that no party shall be relieved of liability for damages caused by any material and wilful breach of any representation, warranty or covenant contained herein occurring prior to such termination.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of All Investors

Each Investor, severally and not jointly, represents and warrants to the other Investors, as of the date hereof, as follows:

3.1.1	Organization. Such Investor is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

3.1.2	Authority. Such Investor has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Investor and no other proceedings by or on behalf of such Investor will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligations of such Investor enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and (ii) subject to general principles of equity.

3.1.3	No Legal Bar. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby will not (i) violate (x) the organizational documents of such Investor, (y) the Shareholders Agreement or (z) any law, treaty, rule or regulation applicable to or binding upon such Investor or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Investor is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(z) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

3.1.4	Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Investor threatened, against such Investor, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

3.1.5	Ownership of Shares. Schedule 3 sets forth such Investor’s beneficial and legal ownership of and rights to acquire Units and any other interest in the equity of Luxco, as of the date hereof. Other than as set forth on Schedule 3, such Investor has, as of the date hereof, no other equity or voting interests or rights to acquire equity or voting interests in Luxco.

3.1.6	Title to Centerview Units. In the case of the Secondary Option, as of the date hereof, such Investor (other than Centerview) has good and valid title to the Centerview Units to be transferred to Centerview pursuant to this Agreement, free and clear of all liens and encumbrances. If the sale of Centerview Units hereunder is pursuant to the Secondary Option, as of Closing Centerview shall receive good and valid title to each of the Centerview Units to be sold and transferred by such Investor, free and clear of any lien or encumbrance and not subject to any pre-emptive rights and restrictions on transfer other than under applicable laws, the articles of association of Luxco, the terms of this Agreement or the Shareholders Agreement.

3.1.7	No Other Representations. Except for the representations and warranties contained in this Article 3, neither such Investor, nor any other Person or entity acting on behalf of such Investor, makes any representation or warranty, express or implied.

3.2	Additional Representations and Warranties of Centerview

Centerview additionally represents and warrants to the Sponsors, as of the date hereof, as follows:

3.2.1	Information. Centerview has been given the opportunity to (i) ask questions and receive satisfactory answers concerning the terms and conditions of the transactions contemplated hereby and (ii) obtain additional information which such Investor and its representatives deem necessary, in each case in order to evaluate the merits and risks of executing and delivering this Agreement. Centerview has not relied upon any statement, printed material or other information given or made by or on behalf of Luxco that is contrary to information contained in this Agreement.

3.2.2	Securities Not Registered. Centerview has acquired securities of Luxco solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under applicable law. Centerview is (i) an investor with such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the transactions contemplated hereby, (ii) able to bear the economic risk of an investment in Luxco and its subsidiaries and (iii) able to bear the risk of loss of its entire investment in Luxco and its subsidiaries.

3.3	Representations and Warranties of Luxco

Luxco represents and warrants to Centerview, as of the date hereof, as follows:

3.3.1	Existence and Authority. Luxco is a private limited company (société à responsabilité limitée) duly incorporated and validly existing under the laws of Luxembourg and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly authorized, executed and delivered by Luxco and is valid, binding and enforceable against Luxco in accordance with its terms.

3.3.2	Capitalisation and Articles. As of Closing, in case of the Primary Option being elected or deemed to be elected, Luxco will have an authorised capital sufficiently high to allow the issue of the Centerview Units. Schedule 3 sets forth the allocation of the aggregate number of Units issued by Luxco as of the date of this Agreement (and immediately prior to Closing, provided that if the allocation or number of Units changes between the date hereof and Closing as a result of Transfers of Units permitted under the Shareholders Agreement or the Sponsors otherwise exercising their rights under this Agreement and the Shareholders Agreement, Luxco shall provide Centerview and any Permitted Assignee with an updated version of Schedule 3 promptly upon such changes becoming effective, and this updated Schedule 3 will then become the subject of this representation and warranty). The Articles of Association attached as Schedule 5 are the current articles of Luxco and the Shareholders Agreement attached as Schedule 4 is the Shareholders Agreement as it will be entered into among the Sponsors and Luxco.

3.3.3	Centerview Units. As of Closing, each of the Centerview Units will be duly and validly issued, fully paid and nonassessable with no personal liability attached to the ownership thereof, and not subject to any preemptive rights and restrictions on transfer other than restrictions of transfer under applicable laws, the articles of association of Luxco, the terms of this Agreement or the Shareholders Agreement and Centerview shall receive good and valid title thereto free and clear of any lien or encumbrance other than (i) restrictions on transfer under applicable laws or the articles of association of Luxco, or (ii) the terms of this Agreement or the Shareholders Agreement.

3.3.4	No Conflict. The execution, delivery and performance by Luxco of this Agreement does not (a) conflict with applicable law or the articles of association of Luxco or the Shareholders Agreement, (b) result in any breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which Luxco is a party or by which Luxco is bound or (c) violate any law, rule or regulation applicable to Luxco.

4.	CORPORATE GOVERNANCE

4.1	Shareholders Agreement

The governance structure of Luxco, VNU and the other members of the Group is set out in the Shareholders Agreement.

4.2	Voting Rights on Units

Centerview agrees at all times to exercise all voting rights attached to the Centerview Units and any other securities issued by Luxco or any other member of the Group which it may at any time acquire (the “Voting Rights”) strictly in accordance with the instructions of the Sponsors, provided that a Qualified Majority of the Sponsors exercises its corresponding voting rights in the same manner, to the effect that:

4.2.1	It shall exercise the Voting Rights in the manner indicated in any written notice received from a Qualified Majority of Sponsors that complies with the proviso set forth at the end of the introduction of this Article 4.2 (it being agreed among the Investors that a decision adopted by a Requisite Majority of the Investors’ Committee, as such terms are defined in the Shareholders Agreement, and notified to Centerview in writing (including by email) shall be considered the equivalent of such a written notice); and

4.2.2	In the absence of any notice (or the equivalent of a notice) as referred to in Article 4.2.1, Centerview shall abstain from exercising the Voting Rights altogether.

4.3	Board Representation

4.3.1	Luxco and the Sponsors shall procure that Mr. James M. Kilts shall be appointed as a member of the VNU Supervisory Board and as a member of the board of directors of each of Nielsen Finance Co. and Nielsen Finance LLC, both members of the Group incorporated under the laws of the State of Delaware (collectively, the “Boards”), as soon as practicable after the date of this Agreement. Centerview shall use all reasonable efforts to procure that Mr. Kilts is available for and commits his time to the Boards in a manner to be mutually agreed among the Sponsors, Centerview, the Chief Executive Officer of VNU and Mr. Kilts. It is currently envisaged and currently expected that Mr. Kilts will hold these Board seats for at least five years after Closing. This Section 4.3.1 shall apply only to Mr. Kilts and Luxco shall have no obligation to procure membership of any board or committee of any other Person, whether or not Mr. Kilts is able to serve as provided above. The Sponsors shall ensure that the Shareholders Agreement allows the appointment of Mr. Kilts as an Independent VNU Director (as such term is defined in that agreement), in addition to the two Independent VNU Directors already in office as at the date hereof.

4.3.2	The position of Mr. Kilts as a member of the Boards shall be governed by the provisions of the articles of incorporation and other constitutional documents of the relevant company (including the VNU Supervisory Board Rules in the case of VNU), applicable law and the Shareholders Agreement. Mr. Kilts shall agree to be bound by those provisions.

4.3.3

Mr. Kilts will receive an annual fee as determined by Luxco for his service on the VNU Supervisory Board, plus reasonable out-of-pocket travel expenses. No fees shall be paid for service on the board of any other member of the

Group. Mr. Kilts may also receive an option grant as determined by Luxco. Any fees or options earned by Mr. Kilts under this provision or otherwise as a member of the VNU Supervisory Board or other board of Luxco or Affiliate of Luxco shall be paid to Centerview Management Partners LLC, an Affliliate of Centerview.

4.3.4	At Closing, Luxco shall procure that Centerview or its designated Affiliate will be granted performance based options to acquire shares in Valcon Acquisition Holding BV, a wholly owned direct subsidiary of Luxco (“Dutch Holdco”) with an aggregate exercise price of USD5 million to recognize the expected contribution of Mr. Kilts. These options shall:

(a)	contain the EBITDA performance vesting targets and schedule set forth in Schedule 6, which are the same as those used in the management equity plan to be established by Dutch Holdco;

(b)	have an exercise price based on the valuation of the shares in Dutch Holdco implied by the relevant Unit Price paid by Centerview or its Permitted Assignee at Closing; and

(c)	be eligible to vest (provided the performance targets referred to in Article 4.3.4(a) are met) as to 5% on the later of the date of Closing and December 31, 2006 and as to 19% on December 31 of each of the years 2007 up to and including 2011.

4.3.5	If Mr. Kilts leaves the VNU Supervisory Board for any reason prior to the fifth anniversary of Closing, both he and Centerview will forfeit all unvested options.

4.3.6	Whilst holding the board seats referred to in Article 4.3.1, Mr. Kilts shall be entitled to receive such information as is provided to other members of the relevant boards. Mr. Kilts shall be entitled to share this information with the principals at Centerview, subject to the confidentiality provisions in this Agreement and the Shareholders Agreement, the VNU Supervisory Board Rules and applicable law. Whilst it holds Units, Centerview and its Permitted Transferee shall be entitled to receive such information as is provided to other Investors, in accordance with and subject to the terms of the Shareholders Agreement.

5.	TRANSFERS OF UNITS

5.1	Limitation on Transfers

Except as expressly permitted by this Agreement, Centerview may not Transfer any Centerview Unit without the prior written permission of a Qualified Majority of Sponsors (it being agreed among the Investors that a decision adopted by a Requisite Majority of the Investors’ Committee, as such terms are defined in the Shareholders Agreement, and notified to Centerview in writing (including by email) shall be considered the equivalent of such written permission). The preceding sentence shall apply mutatis mutandis to options granted pursuant to Article 4.3.4 and any securities received as a result of the exercise of such options.

5.2	Permitted Transferees

Centerview shall be entitled without the prior consent referred to in Article 5.1 to Transfer Centerview Units to any Person that satisfies each of the following criteria: (a “Permitted Transferee”):

5.2.1	such Person is an Affiliate of Centerview;

5.2.2	such Person agrees in writing to be bound by the terms of this Agreement, on the basis that it shall have the rights and obligations of Centerview hereunder as if such Permitted Transfer were "Centerview" under this Agreement;

5.2.3	Centerview and such Person shall agree in a written instrument to which Luxco is a party that, without limiting any liability for any breach of this Agreement, such Person shall re-Transfer to Centerview (or to another Permitted Transferee of Centerview) all of the Units Transferred to such Person immediately upon such Person ceasing to be a Permitted Transferee of Centerview; and

5.2.4	such Person is:

(a)	a general private equity fund which is Controlled directly or indirectly by Centerview and is not a special purpose entity set up solely or principally to invest in Luxco (a “Centerview Private Equity Fund”); or

(b)	a special purpose entity which is Controlled directly or indirectly by Centerview set up solely or principally to invest in Luxco (a “Centerview SPV”), provided that a Centerview SPV can only be a Permitted Assignee to which rights are assigned pursuant to Article 2.2.1, and no Transfer of Units to such a Person shall be permitted after Closing.

Centerview may also Transfer Centerview Units pursuant to and in accordance with the drag-along and tag-along provisions of the Shareholders Agreement, referred to in Article 5.3. Each Investor agrees to vote its Shares so as to approve any Transfer of Units permitted under this Agreement or the Shareholders Agreement.

5.3	Unwinding of Transaction under Certain Circumstances

In the event Centerview Units were acquired at Closing by Centerview or a Centerview SPV, and Centerview has not, within six months after Closing caused all Centerview Units to be owned, beneficially and legally, by:

5.3.1	a Centerview Private Equity Fund;

5.3.2	a Centerview SPV operated in conjunction with a Centerview Private Equity Fund; or

5.3.3	a Centerview SPV which only has long term investors with no guaranteed return on their investment into that Centerview SPV and no other rights with respect to the Centerview Units, except for their rights as investors in that Centerview SPV;

Luxco shall have the right (but not the obligation), exercisable within fifteen (15) Business Days after the end of that six month period by notice in writing to

Centerview, at the option of Luxco either (a) to require Centerview or the Centerview SPV (as the case may be) to sell and transfer all Centerview Units to Luxco, the Sponsors from which they were respectively acquired (in the case of the Secondary Option having been implemented at Closing), or such other Person or Persons as Luxco may designate, or (b) to cause Luxco to redeem all Centerview Units, in each of the cases referred to in (a) and (b) against simultaneous repayment to Centerview or the Centerview SPV (as the case may be) in immediately available funds of the Aggregate Purchase Price paid at Closing (the “Option”). In the event that Luxco exercises the Option, closing of the sale and transfer or redemption (as the case may be) of the Centerview Units pursuant to the previous sentence shall take place within fifteen (15) Business Days after the date of the notice by which Luxco exercises the Option and this Agreement shall terminate immediately after such closing has been consummated, subject to and in accordance with Article 7.2.

5.4	Drag-Along, Tag-Along and Piggyback Rights

Each of the Sponsors agrees to apply Articles 7 (Indemnification), 8.1 (Equal Treatment of Investors), 9.3 (Drag-Along), 9.4 (Tag-Along), 10.2 (Piggyback Offerings) and 10.3 (Requested Offerings) of the Shareholders Agreement as if Centerview was also an Investor as defined in that agreement, provided that with respect to Article 10.2 of the Shareholders Agreement this shall be limited to Centerview having a Piggyback Right (as defined in that provision) and provided that with respect to Article 10.3 of the Shareholders Agreement this should be limited to Centerview having the rights of a Participating Investor (as defined in that provision). Centerview shall have the rights and comply with the obligations imposed on Investors under those provisions and will be treated as an “Investor” for those purposes, where applicable pro rata to the number of Units it holds as a proportion of the total number of relevant Units in issue at the relevant time.

5.5	Additional Applicable Provisions of the Shareholders Agreement

In addition to the provisions referred to in Article 5.3, Centerview shall have the rights and agrees to be bound by and comply with the obligations imposed on Investors under Articles 10.3.2 (Right to Participate in Requested Offerings), 10.5 (Holdback), 10.6 (Post-IPO Sales), 10.7 (Sales in a Tender Offer), 13.3 (Certain Tax Matters), 13.8 (Standstill) and Article 14 (Miscellaneous) of the Shareholders Agreement (provided for the avoidance of doubt that (i) Centerview shall only have rights under Article 14.1 (Waiver; Amendment) of the Shareholders Agreement with respect to the provisions of the Shareholders Agreement referred to in Article 5.3 and in this Article 5.5, and (ii) in the event of any conflict between those provisions of the Shareholders Agreement and the provisions of this Agreement, the latter provisions shall prevail among the Parties). Luxco agrees to provide Centerview and any Permitted Transferee with a copy of any amendment to the Shareholders Agreement promptly upon such amendment becoming effective.

6.	ADDITIONAL COVENANTS AND AGREEMENTS

6.1	Corporate Opportunities

6.1.1	Centerview shall use reasonable efforts to cause Mr. Kilts to recuse himself from all deliberations of the VNU Supervisory Board, and neither Luxco nor any other member of the Group shall have any obligation to provide to Mr. Kilts any information, regarding any acquisition, disposition, investment or similar transaction that a member of the Group elects to pursue (as determined by Luxco, a “Corporate Opportunity”) if Centerview is competing with or is otherwise adverse to the Group with respect to such Corporate Opportunity.

6.1.2	If Centerview or any of its Affiliates consummates a transaction that at anytime after the date of this Agreement constituted a Corporate Opportunity, Centerview shall use reasonable efforts to cause Mr. Kilts to recuse himself from all future deliberations of the Boards relating to, and no member of the Group shall have any obligation to provide to Mr. Kilts any information regarding, that portion of the Group's business as competes or would reasonably be expected to compete with the Corporate Opportunity concerned (a “Competing Action”). The consent of Mr. Kilts shall not be required for authorising, effecting or validating any transactions in connection with such Corporate Opportunity or Competing Actions. In addition, Centerview shall, and shall cause its Affiliates and Mr. Kilts to, keep confidential any information regarding any Corporate Opportunity, including the existence of such potential acquisition, disposition, investment or similar transaction, that Centerview, its Affiliates or Mr Kilts learns about as a result of Mr. Kilts' membership of the VNU Supervisory Board.

6.2	Non-Competition

For so long as Mr. Kilts is a member of the VNU Supervisory Board, Centerview, its Affiliates, all Persons Controlled by Centerview or by any its Affiliates and any “group” (as determined under Section 13(d)(3) of the US Securities Exchange Act) of which Centerview or any of its Affiliates is a member will be prohibited from owning, managing, operating, controlling or participating in the ownership, management, operation or control of any Person listed in Schedule 11 to the Shareholders Agreement (as such Schedule may be amended from time to time in accordance with Article 13.5 of the Shareholders Agreement, a “Named Competitor”), unless consented to by a Qualified Majority of Sponsors, provided that:

6.2.1	This Article 6.2 shall not prohibit any Person from acquiring or holding a passive investment in any Named Competitor, which (a) does not represent more than 5% of the aggregate amount of equity invested in that Named Competitor, (b) does not entitle the holder to more than 5% of any pro rata distribution of profits or capital made by that Named Competitor, (c) does not entitle the holder to exercise more than 5% of the votes exercisable at a general meeting of shareholders of that Named Competitor, (d) does not include and is not otherwise combined with any entitlement to appoint any directors, officers, observers or other representatives to any body or committee of that Named Competitor or any Affiliate of that Named Competitor (and no director, employee or other representative of the Investor concerned or any Affiliate of that Investor holds any position on any such body or committee as a matter of fact), and (e) is not in any way subject to any agreement or arrangement made between the Investor concerned or any Affiliate of that Person and any other shareholder of or investor in that Named Competitor; and

6.2.2	In the event that any Person referred to in this Article 6.2 acts in breach of this Article 6.2:

(a)	Article 6.1.2 shall apply mutatis mutandis to Centerview; and

(b)	To the extent that the occurrence of such breach is not reasonably within the control of Centerview, any of its Affiliates or any Person Controlled

by Centerview or by any of its Affiliates, no other remedies shall be available to the other Investors or Luxco In all other circumstances, unless such breach is promptly (and in any event within three (3) Business Days following its occurrence) and completely cured by Person or Persons concerned, Centerview shall be considered in material breach of this Agreement and liable for all damages resulting therefrom, and the other Investors may seek specific enforcement or injunctive relief against such Investor or Investors, in accordance with Article 7.8.

6.3	Non-Solicitation

Centerview shall not (and shall use its reasonable efforts to procure that its Affiliates do not), initiate or conduct any discussions about future employment with, or employ, any member of Management, without the prior written consent of Luxco (such consent not to be unreasonably withheld), and shall not make any offers to this effect to such Persons; provided that the foregoing shall not be construed to prohibit solicitation for employment or employment of any such Person (a) resulting from general advertisements for employment conducted by Centerview or (b) six months following cessation of such Person's employment with the Group without any encouragement by Centerview.

6.4	Confidentiality and Public Announcements

6.4.1	The following shall apply with respect to confidentiality:

(a)	Each Investor agrees to hold in strict confidence all Information furnished to it and the terms of this Agreement and the Shareholders Agreement (collectively, “Confidential Information”). Subject to applicable law, an Investor may disclose any Confidential Information to (x) any of its representatives on any board of any Group member (including any Representatives as such term is defined in the Shareholders Agreement), (y) any member of the Group or its directors, management or advisers (collectively, “Authorized Recipients”). Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor, (ii) is or becomes available to an Investor or any of its Authorized Recipients on a non-confidential basis from a third party source (other than any other Investor or its representatives or any Person described in clause (y) above), which source, to the best knowledge of such Investor (after reasonable inquiry), is not bound by a duty of confidentiality to any Investor or its representatives or any Person described in clause (y) above in respect of such Confidential Information or (iii) is independently developed by an Investor. If an Investor or any of its Authorized Recipients is required by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Investor, such Investor shall promptly notify Luxco and the other Investors of such requirement so that Luxco may at its own expense oppose such requirement or seek a protective order and request confidential treatment thereof. If such Investor or such Authorized Recipient is nonetheless required, or such a request nonetheless remains outstanding, to disclose any such Confidential Information, such Investor or Authorized Recipient may disclose such portion of such Confidential Information without liability hereunder.

(b)	Centerview may (i) disclose the identity of Luxco and VNU, the amount of its investment hereunder, the number and type of Centerview Units, a brief summary of the principal terms of this Agreement and the internal rate of return realised on its investment hereunder in the offering materials sent to its investors and potential investors, and (ii) disclose Confidential Information to the managing members, officers and directors of Centerview and to its legal advisors and other advisors who in their capacity as advisors would need to receive or know such Confidential Information, provided in all cases referred to in (i) and (ii) above that Centerview shall be responsible for any disclosure in violation of this Article 6.4 by any of its managing members, officers, directors, employees, agents and advisors to the same extent as if such disclosure had been by Centerview.

6.4.2	No public announcement or press release concerning the business of the Group or this Agreement or any of its provisions shall be made by Luxco or any Investor (or any Affiliate thereof), without the prior consent of Luxco, which may also be given in general terms with respect to categories of announcements. This provision shall not prohibit any public announcement or press release (a) permitted to be made on or after Closing in accordance with the terms of the Confidentiality Agreement between Centerview and Luxco dated October 4, 2006 (the “Existing Confidentiality Agreement”), or (b) required to be made by any applicable laws or regulations, provided that such Person that is making an announcement as referred to in (b) shall, to the extent practicable, consult with the other parties to this Agreement concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other parties at the same time as, or as soon as reasonably practicable after, the making of such announcement.

7.	MISCELLANEOUS

7.1	Waiver; Amendment

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each Investor holding at least 1% of the then outstanding Units so long as any such amendment, supplement or modification does not impose any material additional burden on Luxco, in which event the written instrument must also be executed by Luxco, provided that any amendment that disproportionately affects any Investor shall require the consent of such Investor. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

7.2	Effectiveness; Termination

This Agreement shall become effective on the date hereof and shall terminate and be of no further force or effect upon the earlier of (a) the written agreement of all Parties hereto, (b) termination in accordance with Article 2.3, (c) Centerview ceasing to own any Units (as a result of the exercise by Luxco of the Option or otherwise), and (d) following an IPO (as defined in the Shareholders Agreement), if and when that results in the termination of the Shareholders Agreement in accordance with its terms. Notwithstanding any termination of this Agreement, the provisions of Articles 6.4 shall survive for a period of one year following such termination solely in the case of a termination pursuant to clause (d) above, and Articles 7.1, 7.5, 7.6, 7.7, 7.8 and 7.10 through 7.16 shall survive any termination. No party shall be relieved of any breach of any representation, warranty or covenant contained herein occurring prior to such termination.

7.3	Fees

The Parties agree that, after Closing, fees payable to the Sponsors and their Affiliates pursuant to the Shareholders Agreement or the Advisory Services Agreements entered into thereunder for periods and activities occurring after the Closing shall be shared with Centerview Partners Management LLC, a Delaware limited liability company and an Affiliate of Centerview, in proportion to the voting rights attached to the Shares held by each of the Investors respectively. The Parties shall procure that the amount of fees due to Centerview pursuant to this Article 7.3 shall be paid by Valcon Acquisition BV to Centerview Partners Management LLC.

7.4	Notices

Any notices or other communications required or permitted hereunder to a Party shall be sufficiently given if in writing and either (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight delivery service such as DHL, or (iv) sent by facsimile transmission or electronic mail, with verbal or electronic confirmation of receipt. All such notices and other communications shall be deemed to have been given and received (i) if by personal delivery, on the day of such delivery; (ii) if by registered or certified mail, on the seventh day after the mailing thereof, (iii) if by overnight delivery service such as DHL, on the next Business Day; and (iv) if by facsimile transmission or electronic mail, on the day that verbal or electronic confirmation of receipt by the recipient is obtained from the recipient.

7.5	Applicable Law

This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, except to the extent that the matter in question is mandatorily required to be governed by Luxembourg law or Dutch law, in which case it will be governed by the applicable provisions of such law.

7.6	Disputes

All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York (other than with respect to an appeal from such courts to a higher court outside of the State of New York). The Parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

7.7	Assignment

Except as permitted in this Agreement, the rights and obligations under this Agreement may not be Transferred by any Investor hereto, in whole or in part, to any Third Party, and any purported Transfer without such consent shall be void and unenforceable. Without the prior approval of a Qualified Majority of the Sponsors, the rights and obligations under this Agreement of any other Party hereto may not be Transferred, and any purported Transfer without such approval shall be void and unenforceable. The rights and obligations hereunder, including without obligation the right to nominate, designate or appoint any member of any of the Boards or any committee thereof, or remove any such nominee, designee or appointee, are personal to each Investor or group of Affiliated Investors entitled to do so hereunder and may not be assigned to any Person except with the prior approval of the Investors' Committee, provided that each Investor shall be permitted to assign any such right to one or more of its Affiliates.

7.8	Specific Performance

Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of the provisions of this Agreement. In the event of a breach of this Agreement by a Party which breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

7.9	Further Assurances

The Parties will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement, the transactions contemplated by this Agreement and every provision thereof.

7.10	Several Obligations

The obligations of each of the Parties under this Agreement shall be several and not joint.

7.11	Third Parties

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.

7.12	Entire Agreement

This Agreement and the schedules hereto represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter hereof. Each Party acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein.

7.13	Titles and Headings

The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

7.14	No Other Agreements

None of the Investors has entered or will enter into any agreement or arrangement of any kind with any Person in respect of such Investor’s Units which is inconsistent with this Agreement.

7.15	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

7.16	Severability

Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

7.17	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

[EXECUTION PAGES FOLLOW]

ALPINVEST PARTNERS CS Investments 2006 C.V.

/s/ Authorized Signatory
Name:

ALPINVEST PARTNERS LATER STAGE CO-INVESTMENTS II-A CV

/s/ Authorized Signatory
Name:

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V LP

/s/ Authorized Signatory
Name:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V LP

/s/ Authorized Signatory
Name:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-A LP

/s/ Authorized Signatory
Name:

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V LP

/s/ Authorized Signatory
Name:

CARLYLE PARTNERS IV CAYMAN, L.P.

/s/ Authorized Signatory
Name:

CP IV COINVESTMENT CAYMAN, L.P.

/s/ Authorized Signatory
Name:

CEP II PARTICIPATIONS SARL SICAR

/s/ Authorized Signatory
Name:

HELLMAN & FRIEDMAN CAPITAL PARTNERS V (CAYMAN), LP

/s/ Authorized Signatory
Name:

HELLMAN & FRIEDMAN CAPITAL PARTNERS V (CAYMAN PARALLEL), LP

/s/ Authorized Signatory
Name:

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES V (CAYMAN), L.P.

/s/ Authorized Signatory
Name:

KKR VNU (MILLENNIUM) LIMITED:

/s/ Authorized Signatory
Name:

KKR MILLENNIUM FUND (OVERSEAS) L.P.:

/s/ Authorized Signatory
Name:

Date: 2006

KKR VNU EQUITY INVESTORS, L.P.:

/s/ Authorized Signatory
Name:

THL (ALTERNATIVE) FUND V, L.P.

/s/ Authorized Signatory
Name:

THL FUND VI (ALTERNATIVE) CORP.

/s/ Authorized Signatory
Name:

THL PARALLEL FUND VI (ALTERNATIVE) CORP.

/s/ Authorized Signatory
Name:

THL DT FUND VI (ALTERNATIVE) CORP.

/s/ Authorized Signatory
Name:

THL COINVESTMENT PARTNERS, L.P.

/s/ Authorized Signatory
Name:

THL FUND V (ALTERNATIVE) CORP.

/s/ Authorized Signatory
Name:

THL PARALLEL FUND V (ALTERNATIVE) CORP.

/s/ Authorized Signatory
Name:

THL CAYMAN FUND V (ALTERNATIVE) CORP.

/s/ Authorized Signatory
Name:

THOMAS H. LEE INVESTORS, LIMITED PARTNERSHIP

/s/ Authorized Signatory
Name:

PUTNAM INVESTMENT HOLDINGS, LLC

/s/ Authorized Signatory
Name:

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC

/s/ Authorized Signatory
Name:

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC

/s/ Authorized Signatory
Name:

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC

/s/ Authorized Signatory
Name:

THL EQUITY FUND VI INVESTORS (VNU), L.P.

/s/ Authorized Signatory
Name:

THL EQUITY FUND VI INVESTORS (VNU) II L.P

/s/ Authorized Signatory
Name:

THL EQUITY FUND VI INVESTORS (VNU) III, L.P.

/s/ Authorized Signatory
Name:

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.A.R.L.

/s/ Authorized Signatory
Name:
Manager A

/s/ Authorized Signatory
Name:
Manager B

CENTERVIEW PARTNERS HOLDINGS L.L.C.

/s/ Authorized Signatory
Name:

I confirm that I have read and understood this Agreement and I agree to the provisions relating to my personal position as set out in Articles 4 and 6 above.

/s/ James M. Kilts
James M. Kilts

SCHEDULE 1

SPONSORS

AlpInvest Funds

AlpInvest Partners CS Investments 2006 C.V

AlpInvest Partners Later Stage Co-Investments II-A CV

Blackstone Funds

Blackstone Capital Partners (Cayman) V LP

Blackstone Family Investment Partnership (Cayman) V LP

Blackstone Family Investment Partnership (Cayman) V-A LP

Blackstone Participation Partnership (Cayman) V LP

Carlyle Funds

Carlyle Partners IV Cayman, L.P.

CP IV Coinvestment Cayman, L.P.

CEP II Participations Sarl SICAR

Hellman & Friedman Funds

Hellman & Friedman Capital Partners V (Cayman), L.P.

Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.

Hellman & Friedman Capital Associates V (Cayman), L.P.

KKR Funds

KKR VNU (Millenium) Limited

KKR MILLENNIUM FUND (OVERSEAS) L.P.

KKR VNU Equity Investors, LP

Thomas H. Lee Funds

THL Fund VI (Alternative) Corp.

THL Parallel Fund VI (Alternative) Corp.

THL DT Fund VI (Alternative) Corp.

THL Coinvestment Partners, L.P.

Putnam Investment Holdings, LLC

Putnam Investments Employees’ Securities Company III LLC

THL Fund V (Alternative) Corp.

THL Parallel Fund V (Alternative) Corp.

THL Cayman Fund V (Alternative) Corp.

Thomas H. Lee Investors, Limited Partnership

Putnam Investment Holdings, LLC

Putnam Investments Employees’ Securities Company I LLC

Putnam Investments Employees’ Securities Company II LLC

THL (Alternative) Fund V, LP

THL Equity Fund VI Investors (VNU), L.P.

THL Equity Fund VI Investors (VNU) II, L.P.

THL Equity Fund VI Investors (VNU) III, L.P.